TRUST FOR INVESTMENT MANAGERS

                            SHAREHOLDER SERVICE PLAN
     with respect to Gilford Oakwood Equity Fund, Class B and Class C Shares

                                 W H E R E A S:

     Trust for Investment Managers (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act"), currently consisting of two series, and the Board of Trustees may establish additional series in the future.

     Gilford Oakwood Equity Fund (the "Fund") is a series of the Trust. The Trust desires to adopt a Plan to provide for shareholder servicing of the Fund's Class B and Class C Shares (the "Classes").

     Gilford Securities Incorporated ("Gilford") will serve as shareholder servicer for the Classes. .

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Classes on the following terms and conditions:

     1. The Fund will pay Gilford, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by Gilford or by securities broker-dealers and other securities professionals ("Service Organizations") to beneficial owners of the shares of each of the Classes ("Clients"), including but not limited to shareholder servicing provided by Gilford at facilities dedicated to the Classes, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of each of the Classes.

     2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Classes;
(b) aggregating and processing orders involving the shares of the Classes; (c) processing dividend and other distribution payments from the Trust on behalf of Clients; (d) providing information to Clients as to their ownership of shares of the Classes or about other aspects of the operations of the Classes; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Classes to Clients; (g) assisting Clients in changing the Classes' records as to their addresses, dividend options, account registrations or other data; and (h) providing such other similar services as Gilford may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

     3. The Fund shall pay Gilford, for its services, at an annual rate of 0.25 % of the average daily net assets of each of the Classes. The Fund may make such payments monthly, and payments to Gilford may exceed the amount expended by Gilford during the month or the year to date. In the event that payments to Gilford during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, Gilford will
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promptly refund to each of the Classes any such excess.  Payments to Gilford may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion.

     Gilford may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares of each of the Classes, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

     4. While this Plan is in effect, Gilford shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

     5. This Plan has been approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until December 6, 2000, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees including the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of each of the Classes.